EXHIBIT 1
JOINT FILING AGREEMENT
The undersigned hereby agree that this statement on Schedule 13D/A with respect to the Common Stock of Worldgate Communications, Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 8, 2007	/s/ Antonio Tomasello
Antonio Tomasello

Dated: March 8, 2007	/s/ John Tsialas
John Tsialas